Exhibit 99.1

Crawford & Company®
5335 Triangle Parkway NW
Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY® NAMES W. BRUCE SWAIN JR. PRESIDENT & CEO

Announces Board Transition and Honors Jesse C. Crawford, Sr. for Four Decades of Service

ATLANTA (March 23, 2026) Crawford & Company® (NYSE: CRD-A and CRD-B), today announced that its board of directors has appointed W. Bruce Swain, Jr. as president and chief executive officer, effective immediately. The board’s decision follows Mr. Swain’s service as interim president and chief executive officer since January 1, 2026, during which time he worked closely with the leadership team to support the Company’s ongoing priorities. He will continue to serve as a member of Crawford’s executive leadership team and the company’s board of directors.

“Since stepping into the interim role, Bruce continued to demonstrate a clear understanding of the business and his strong connection with the leadership team,” said Jesse Crawford, Jr., non-executive board chair. “The board has full confidence in Bruce’s ability to lead Crawford forward, and we are pleased to appoint him president and chief executive officer on a permanent basis.”

With more than three decades at Crawford, including 19 years as chief financial officer, Swain has been instrumental in shaping the company’s financial strategy and global operations. His deep understanding of Crawford’s business, combined with extensive industry knowledge and leadership experience, positions him well to guide the organization in the future.

“I am honored to continue leading Crawford as president and chief executive officer,” said Swain. “I look forward to working with our leadership team and colleagues around the world as we remain focused on serving our clients and executing our strategy.”

Crawford also announces that Jesse Crawford, Sr., a member of its board of directors since 1986 and a former board chair, has shared his intention not to stand for reelection at the 2026 Annual Shareholder Meeting (ASM) to be held on May 14, as part of a thoughtful and orderly board transition. In recognition of his remarkable contributions to the company’s growth, stability and culture, the board will appoint Mr. Crawford as an honorary member of the board and confer upon him the title of emeritus officer of the company, effective at the conclusion of the ASM.

Crawford & Company®
5335 Triangle Parkway NW
Peachtree Corners, GA 30092

Mr. Crawford represents the second generation of the Crawford family’s leadership. As the son of founder Jim Crawford, he has played a pivotal role in guiding the Company through multiple decades of expansion and transformation. Over his 40 years of service, he helped shape Crawford’s global footprint, strengthen its financial foundation, and championed the core values that continue to define the company today. As the majority shareholder, he has also remained a steward of continuity and long-term strategic vision.

“My father has been a dedicated steward of Crawford and our mission to serve our clients, their policyholders, and our colleagues,” said Jesse Crawford, Jr., chair of the board. “He has been a mentor to many, a stabilizing force through turbulent times, and a constant advocate for our colleagues around the world. I am honored to continue championing those same ideals and building on the foundation of ‘Top Quality, Promptly,’ that my grandfather laid out 85 years ago.”

President & CEO Bruce Swain added, “Jesse Sr. has been instrumental in positioning Crawford & Company for sustained success. He has long embodied the values on which the company was built — service, integrity and a deep commitment to doing what’s right for our clients, colleagues and shareholders. We are grateful for his decades of dedication and pleased to continue benefiting from his perspective as an honorary member of the board.”

Crawford & Company will honor Mr. Crawford’s service during the Annual Shareholder Meeting, where his transition into his honorary role will take effect.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading global provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

Crawford & Company®
5335 Triangle Parkway NW
Peachtree Corners, GA 30092

Tag: Crawford-Investor-News-and-Events, Crawford-Financial

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Claire Barth
+44 207 265 4067	+1 404 558 6469
Lynn.Cufley@crawco.uk	Claire_Barth@us.crawco.com